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                                                       Exhibit 99.B(d)(2)(BB)(i)

[ING FUNDS LOGO]


November 30, 2005


Thomas A. Harrison, IV; CFA CPA
Managing Director
Wells Capital Management, Inc.
333 South Grand, Suite 2200
Los Angeles, CA 90071


Dear Mr. Harrison:

     Pursuant to Section 1 of the Portfolio Management Agreement dated August 29, 2005, 2005 among ING Investors Trust, Directed Services, Inc. and Wells Capital Management, Inc. (the "Agreement") we hereby notify you of our intention to retain you as Portfolio Manager to render investment advisory services to ING Wells Fargo Small Cap Disciplined Portfolio ("Portfolio"), a newly established series of ING Investors Trust, effective November 30, 2005, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Portfolio to SCHEDULE A of the Agreement. The AMENDED SCHEDULE A, with the annual portfolio management fees indicated for the series, are attached hereto.

     Please signify your acceptance to act as Portfolio Manager under the Agreement with respect to the Portfolio by signing below.


                                       Very sincerely,


                                       /s/ Robert S. Naka
                                       Robert S. Naka
                                       Senior Vice President
                                       ING Investors Trust

ACCEPTED AND AGREED TO:
Wells Capital Management, Inc.

By:    /s/ Karen Norton
       --------------------------------
Name:  KAREN NORTON
       --------------------------------
Title: PRINCIPAL      , Duly Authorized
       --------------------------------


7337 E. Doubletree Ranch Rd.    Tel: 480-477-3000          ING Investors Trust
Scottsdale, AZ 85258-2034       Fax: 480-477-2744
                                www.ingfunds.com

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                               AMENDED SCHEDULE A

                       COMPENSATION FOR SERVICES TO SERIES


     For the services provided by Wells Capital Management, Inc. ("Portfolio Manager") to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES                                                               RATE
------                                                               ----
ING Wells Fargo Mid Cap Disciplined Portfolio              0.55% on first $50 million;
                                                           0.50% on next $50 million;
                                                           0.45% on next $200 million;
                                                           0.40% thereafter

ING Wells Fargo Small Cap Disciplined Portfolio            0.60%

     If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

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